INDEPENDENT ACCOUNTANTS' CONSENT



We consent to incorporation by reference in the registration statement filed on Form S-4 of SFX Broadcasting, Inc. of our report dated February 1, 1996 relating to the balance sheet of ABS Greenville Partners, L.P. as of December 31, 1995, and the related statements of operations, partners' deficit and cash flows for the year then ended, which report appears in SFX Broadcasting, Inc.'s Form 8-K dated May 9, 1996, and to the reference to our firm appearing under the heading "Experts" in the registration statement.


                              /s/ Cheely Burcham Eddins Rockenbrod& Carroll

Richmond, Virginia
September 27, 1996